Exhibit 99.1

AuthenTec Wins Summary Judgment

In Atmel Patent Litigation Lawsuit

- Court Rules that AuthenTec Does Not Infringe

MELBOURNE, Fla., May 6, 2008 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of fingerprint sensors and solutions, announced that on May 5 the U.S. District Court of Northern California issued an order in favor of AuthenTec, ruling that its products do not infringe either of the two patents asserted in a lawsuit by Atmel Corporation (NASDAQ: ATML). The summary judgment concludes that none of AuthenTec’s products infringe any of the patent claims as alleged in a lawsuit filed by Atmel in March 2006. The court also awarded AuthenTec certain costs related to the suit.

“From the inception of the lawsuit, we were confident our products did not infringe any of the patent claims alleged by Atmel, and we are very pleased that the court has affirmed our position through the summary judgment,” said AuthenTec Vice President & General Counsel Frederick Jorgenson. “We believe that our technology and intellectual property are the foundation of our market leadership, and we will defend these assets as necessary. We are also very grateful to the excellent work of the Howery LLP law firm, and particularly our lead counsel Denise De Mory.”

AuthenTec has the broadest portfolio of silicon-based fingerprint sensors on the market today, and has shipped more than 30 million sensors for use in PCs, cell phones, mobile devices, access control products and other consumer electronics. All of AuthenTec’s sensors utilize the Company’s patented TruePrint® technology to deliver extremely accurate and reliable fingerprint imaging. TruePrint reads below the surface of the skin to the live layer, where a person’s true fingerprint resides. This unique subsurface approach enables AuthenTec sensors to overcome common skin surface conditions to read virtually every fingerprint, every time.

About AuthenTec

With more than 30 million sensors sold worldwide, AuthenTec is the world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The company’s customers include: Acer, ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, Samsung, and Toshiba, among others.

# # #

Contact
Media Relations:	Investor Relations:
Brent Dietz, AuthenTec	Kellie Nugent, The Shelton Group
321-308-1320	972-239-5119 x 125
brent.dietz@authentec.com	knugent@sheltongroup.com

Nicole Loring

Zer0 to 5ive

617-834-2190

nicole@0to5.com